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Exhibit 10.3

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (hereinafter referred to as the ("Agreement") is made and entered into as of the 2nd day of August 2004, the effective date of this agreement (hereinafter referred to as the "Effective Date"), by and between Fastclick.com, Inc., a California corporation (hereinafter referred to as the "Company"), and FRED KRUPICA (hereinafter referred to as "Executive").

        WHEREAS, the Company is a provider of Internet-based advertising products and services;

        WHEREAS, the Company believes that a critical contributor to its success has been its team-oriented, cooperative corporate culture (the "Company Culture"), which the Company believes fosters innovation, individual thinking and creativity, promotes interaction and the exchange of ideas among employees and is critical to the Company's continuing development of its products and services;

        WHEREAS, Executive possesses unique business skills, knowledge and industry experience which are valuable to the business and financial prospects of the Company;

        WHEREAS, the Company desires to employ Executive as its Chief Financial Officer ("CFO"), and Executive desires to accept such employment pursuant to the terms hereof.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:

        1.     DUTIES. The Company hereby employs Executive to serve as CFO, reporting to the Company's Chief Executive Officer ("CEO") with such duties as are currently specified in the Company's Bylaws and as may be defined from time to time by the Chief Executive Officer or the Company's Board of Directors (the "Board") provided, however, that the Company agrees not to assign any duties to Executive materially inconsistent with, or in material diminution of Executive's position as CFO of the Company, including duties, title, offices or responsibilities. Executive shall be based in Santa Barbara, California, except for required travel on the Company's business.

        2.     TERM OF EMPLOYMENT. The Company hereby agrees to employ Executive and Executive agrees to accept employment upon the terms and conditions set forth herein, commencing on the first day of employment expected to be on September 7, 2004 and continuing for a period of three (3) years, unless and until terminated by the Company or by Executive pursuant to Paragraph 11 below. Thereafter, and unless and until terminated by the Company or by Executive pursuant to Paragraph 11 below, this Agreement shall automatically renew on its anniversary date for successive additional one (1) year periods unless either party provides written notice of their intention not to renew this Agreement to the other at least sixty (60) days in advance of the anniversary date.

        3.     SALARY. Executive shall be entitled to receive from the Company a starting annual base salary of $200,000. Salary is calculated from the date of Executive's commencement of employment, pursuant to Paragraph 2 above. The base salary shall be paid to Executive in equal installments according to the Company's regular payroll practices and shall be reviewed and may be increased by the Board annually or at such earlier time or times as it determines. The base salary shall not be reduced at any time during the term of this agreement without the written consent of Executive.

        4.     BONUS. Executive shall be entitled to participate in such bonus plans as the Board shall determine from time to time. Executive's annual bonus shall be an amount of up to $150,000 calculated based on Executive's achievement of reasonable business goals for revenue and profitability as defined by the CEO and/or Board. The bonus payout will be consistent with the 2004 Executive Bonus Plan. CEO will make best effort to have goals and formulas developed and communicated in a timely manner. Bonus, if any, shall not be earned until calculated, and shall be paid within 60 days following the end of the fiscal year, provided Executive remains employed by Company on the date upon which such bonus may be payable.

        5.     STOCK OPTIONS. In addition to Executive's salary described in Paragraph 3, above, Executive shall receive a stock option grant (the "Stock Option") pursuant to the Company's 2004 Stock Incentive Plan (the "2004 Plan"). The Stock Option grant will give Executive the right to purchase common stock in the amount of 1.5% of the combined common and preferred shares outstanding, on a fully-diluted basis, per the Company's post-Series A capital structure. Executive shall have the right, as do all employees in similar positions, to exercise all vested options at any time during a period following the date of termination of employment for any reason. This period shall be defined by the 2004 Plan document and shall be no less than 90 days.

        The Stock Option will have an exercise price of $12.75 per share, 6.25% of which will vest on the completion of one full quarter of service with the Company, and with the remaining amount vesting in equal installments (6.25%) on a quarterly basis through the fourth anniversary of this Agreement, and will be subject to the other terms and conditions of the 2004 Plan. 50% of remaining unvested options will vest upon an IPO. 100% of said options will vest if Executive's employment with the Company is terminated due to a "Change in Control" as defined in section 11.4, or 12 months subsequent to such "Change in Control".

        6.     EXTENT OF SERVICES. So long as he serves as CFO, Executive shall devote his full time, attention and energies to the business of the Company and shall not during such time be engaged (whether or not during normal business hours) in any other business or professional activity which may impair his ability to attend to the business of Company to the best of his abilities, whether or not such activity is pursued for gain, profit or other pecuniary advantage. This prohibition shall not be construed as preventing the Executive from: (a) investing personal assets in businesses which do not compete with the Company in such form or manner as will not require any substantial services on the part of the Executive and in which the Executive's participation is principally that of an investor; or (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in the Executive's collectively owning beneficially at any time five percent (5%) or more of the equity securities of a corporation engaged in a business competitive to that of the Company. In the event the Company believes that Executive's participation in outside activities is impairing Executive's ability to attend to the business of the Company, the Company shall give Executive written notice specifying the concerns of the Company in this regard. Executive shall have not less than thirty (30) days following receipt of such written notice to make adjustments in such outside activities as shall be necessary to avoid the impairment of his ability to attend to the business of the Company. Except for conduct which violates this Agreement or Employee Inventions and Confidentiality Agreement.

        7.     VACATIONS AND LEAVE. Executive shall be entitled to vacation and other leave in accordance with the normal Company policy applicable to management employees, which is two (2) weeks annual vacation and two (2) weeks personal time off (accrued on a semi-monthly basis). Vacations shall be taken at such times as Executive and the CEO shall mutually agree.

        8.     EXPENSE REIMBURSEMENT. Upon presentation of supporting documentation and consistent with the Company policy, the Company will reimburse Executive for any reasonable and necessary business expenses incurred by Executive in connection with the performance of the Executive's duties for Company

        9.     OTHER BENEFITS. In addition to the benefits specifically described herein, during the term of this Agreement, Executive and his dependents shall be entitled to receive, on an equivalent basis, all other benefits of employment generally made available to other members of the Company's management and their families, including, without limitation, benefits as a result of any present or future medical insurance, disability insurance, life insurance, retirement or pension plans.

        10.   TAXES. The Company shall withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        11.   TERMINATION OF EMPLOYMENT. This Agreement and Executive's employment as CFO may be terminated by either party, for any reason or no reason, upon thirty (30) days written notice given to the other party. The Company reserves the right to pay salary in lieu of notice in its sole discretion. In the event Executive's employment is terminated for any reason, other than: (1) cause ("Cause" as used herein shall refer to: fraud, gross negligence, willful misconduct, insubordination, material failure to comply with the Company's general policies, violation of the Employee Inventions Assignment Agreement, a form of which is attached as Exhibit A to this Agreement, failure to carry out instructions of the CEO, conviction of any felony or a misdemeanor involving moral turpitude; (2) voluntary termination by Executive; or (3) circumstances described in Sections 11.2 and 11.3 below, then Executive shall be entitled to the following severance benefits: (a) twelve (12) months salary at the base salary specified in Section 3 above applicable as of the date of termination, which salary shall be paid in accordance with the Company's normal payroll practices over the twelve (12) months following termination of employment; and (b) continued coverage under the Company's health and welfare plans for a period of twelve (12) months after the date of termination.

          11.2 In the event Executive's employment is terminated by the Company upon a Change in Control, (as defined in Section 11.4 below) or during the twelve (12) month period subsequent to the Change in Control event, Executive shall be entitled to the following severance benefits: (a) twelve (12) months salary at the base salary specified in Section 3 above applicable as of the data of termination, which salary shall be paid in accordance with the Company's normal payroll practices over the twelve (12) months following termination of employment; and (b) continued coverage under the Company's health and welfare plans for a period of twelve (12) months after the date of termination.

          11.3 In the event Executive's employment is terminated for Cause, by reason of Executive's death or disability or is terminated voluntarily by Executive, Executive shall not be entitled to any severance benefits.

          11.4 "Change In Control" means, except for the proposed Series A Preferred Stock financing, the occurrence of any of the following events:

            11.4.1 An acquisition (other than directly from the Company) of any voting securities of the Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities exchange Act of 1934), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; provided that this Section shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees;

            11.4.2 A merger, consolidation or reorganization involving the Company, unless all of the following conditions are satisfied:

              11.4.2.1 the shareholders of the Company, immediately before such transaction, own, directly or indirectly, immediately after such transaction, in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction, more than fifty percent (50%) of the outstanding voting securities of (a) the corporation resulting from such transaction (the "Surviving Corporation") or (b) the immediate parent corporation of the Surviving Corporation; and

              11.4.2.2 the individuals who were Directors of the Company at the time of the execution of the agreement providing for such transaction constitute, immediately after the transaction, at least a majority of the members of the board of directors of (a) the Surviving Corporation or (b) a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation; or

            11.4.3 A complete liquidation or dissolution of the Company; or

            11.4.4 The sale or other disposition of all or substantially all of the Company's assets to any person other than a sale or transfer of all or any portion of the Company's assets to another corporation in which the Company owns, immediately after such sale or transfer, eighty percent (80%) or more of the outstanding voting securities of such corporation.

        12.   SUCCESSORS TO THE COMPANY. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successors of the Company, or any corporation which acquires directly or indirectly all of the assets of the Company, whether by merger, consolidation, sale or otherwise, and shall not be otherwise assignable by the Company. This Agreement is not assignable by Executive.

        13.   NOTICE. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile provided that another copy is sent by another means permitted by this subsection within two (2) business days thereafter, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

    If to Company to:

    Fastclick.com, Inc.
    360 Olive Street
    Santa Barbara, CA 93101
    Facsimile: (805) 568-5332
    Attn: Kurt Johnson, Chief Executive Officer

    If to Employee to:

    Fred Krupica
    121 Calle Palo Colorado
    Santa Barbara, CA 93105
    fkrupica@cox.net
    Facsimile: None

        Any party may by notice given in accordance with this subsection to the other party to designate another address or person for receipt of notices hereunder.

        14.   WAIVER. Neither party's failure to enforce any provision of this Agreement shall be deemed or in any way construed as a waiver of any such provision, nor prevent that party from thereafter enforcing each and every provision of this Agreement.

        15.   SEVERABILITY. If one or more of the provisions or paragraphs of this Agreement shall be held to be illegal or otherwise void or invalid, that provision shall be deemed severed and the remainder of this Agreement shall not be affected and shall remain in full force and effect.

        16.   GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of California, without regard to or application of choice of law rules or principles.

        17.   The Company agrees that Executive shall be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify such officers and directors). The obligations herein shall be in addition to any other rights of indemnity of Executive provided in the Articles of Incorporation, Bylaws, by contract or under applicable law.

        18.   ARBITRATION. In the event any claim or controversy arises under or concerning any provision of this Agreement or in connection with Executive's employment with the Company, the Company and Executive hereby agree that such claim or controversy shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, provided, however, that the arbitrator shall be chosen as follows: if the Company and Executive are unable to agree upon an arbitrator within five (5) days of a request for arbitration, the parties shall request a panel of five (5) labor and employment arbitrators from the American Arbitration Association and shall alternatively strike names until a single arbitrator remains. Arbitration shall occur, if practicable, in Santa Barbara County, CA. The arbitrator shall issue a written decision setting forth the essential findings of fact and conclusions upon which the decision is based. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings, subject to any limitations placed on discovery by the arbitrator. Notwithstanding the foregoing, nothing herein shall preclude or limit either party from seeking a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, from a court of competent jurisdiction without abridging the powers of the arbitrator. The parties acknowledge and agree that, by agreeing to this provision, they are agreeing to arbitrate any claim relating to Executive's employment, whether or not it arises under the terms of this Agreement, to the fullest extent permitted by law. Unless otherwise required by law, if the Company requests arbitration under this Agreement, the Company will pay all costs and expenses of the arbitration. If the Executive requests the Arbitration, costs will be split 50/50 between the Company and the Executive. The arbitrator shall award the party prevailing in such arbitration its reasonable attorneys' fees and costs.

        THE PARTIES FURTHER UNDERSTAND THAT BY AGREEING TO ARBITRATE EMPLOYMENT CLAIMS THEY ARE WAIVING THE RIGHT TO BRING AN ACTION IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND WAIVE THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

        18.   ENTIRE AGREEMENT. This Agreement, any stock option agreements, and the Employee Inventions Assignment Agreement signed by the Executive contain the entire agreement of the parties and supersede and replace any other Agreement. Except as provided herein, this Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Only the Company's Board has the authority to make such modifications of this Agreement on behalf of the Company.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE COMPANY: Fastclick.com, Inc.		EXECUTIVE:

By:	/s/ KURT JOHNSON Name: Kurt Johnson Title: CEO	/s/ FRED KRUPICA 8/1/04 FRED KRUPICA

EXHIBIT A
Employee Inventions Assignment Agreement

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  Exhibit 10.3
EMPLOYMENT AGREEMENT
EXHIBIT A Employee Inventions Assignment Agreement